Exhibit 3.231

CERTIFICATE OF FORMATION

OF

FILTERFRESH FRANCHISE GROUP, LLC

1. Name. The name of the limited liability company is FILTERFRESH FRANCHISE GROUP, LLC (the “LLC”).

2. Address. The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned hereby affirm under the penalties of perjury that the facts stated herein are true as of the 14 day of July, 2000.

FILTERFRESH CORPORATION

By:	/s/ Christian Pouliot
Christian Pouliot, Chief Executive Officer